UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 22, 2011

GATEWAY ENERGY CORPORATION

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-06404 (Commission File Number)	44-0651207 (I.R.S. Employer Identification No.)

1415 Louisiana Street, Suite 4100 Houston, Texas (Address of principal executive offices)	77002 (Zip Code)

Registrant’s telephone number, including area code:  (713) 336-0844

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240. 13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 22 2011, the board of directors (the “Board”) of Gateway Energy Corporation (the “Company”), after approval and recommendation by the compensation committee thereof (the “Compensation Committee”), approved the following compensation arrangements for Frederick M. Pevow, Jr., the Company’s president and chief executive officer:

•                  Mr. Pevow will receive an annual base salary in an amount recommended by the Compensation Committee and approved by the Board.

•                  Mr. Pevow will be eligible for an annual cash bonus in an amount equal to up to 50% of Mr. Pevow’s annual base salary. The eligibility requirements for the cash bonus will be based on performance metrics defined by the Compensation Committee and approved by the Board.

•                  Mr. Pevow will receive a periodic grant of restricted stock under the Company’s 2007 Equity Incentive Plan (the “Plan”) with a value recommended by the Compensation Committee and approved by the Board.  The restricted stock will vest 1/3 each year beginning on the first anniversary of the grant date.

•                  Mr. Pevow will receive a periodic stock option grant under the Plan with a value and exercise price recommended by the Compensation Committee and approved by the Board.  The stock options will vest 1/3 each year beginning on the first anniversary of the grant date and will expire on the fifth anniversary of the grant date.  The stock options will be “incentive stock options” under Section 422 of the Internal Revenue Code of 1986, as amended.

Consistent with the foregoing compensation arrangements, on July 22, 2011, the Board approved (i) an annual base salary for Mr. Pevow of $200,000, effective as of July 15, 2011, (ii) a grant by the Company to Mr. Pevow of 131,579 shares of restricted stock and (iii) a grant by the Company to Mr. Pevow of options to purchase 334,471 shares of the Company’s common stock at an exercise price of $0.2145 per share.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY ENERGY CORPORATION

	By:	/s/ Frederick M. Pevow, Jr.
Frederick M. Pevow, Jr., President and
Chief Executive Officer

Date: July 28, 2011